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                  [LOGO] SAVANNAH FOODS & INDUSTRIES, INC.


WILLIAM W. SPRAGUE III                                        EXHIBIT 10-9
   PRESIDENT AND                                       TELEPHONE (912) 234-1261
CHIEF EXECUTIVE OFFICER                                    FAX (912) 232-3469

                                May 19, 1995





Mr. David H. Roche
Vice President
Savannah Foods & Industries, Inc.
c/o Michigan Sugar, Inc.
Post Office Box 1348
Saginaw, Michigan 48605


Dear Mr. Roche:

         Savannah Foods & Industries, Inc. (the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Company's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.
         In order to induce you to remain in the employ of the Company, this letter agreement sets forth the severance benefits which the




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Company agrees will be provided to you in the event your employment with the
Company is terminated subsequent to a "change in control of the Company" (as defined in Section 2 hereof) under the circumstances described below.
         1.      TERM.    This Agreement shall commence on the date hereof and
shall continue until END OF YEAR DATED ABOVE; provided, however, that commencing on January 1, 1995, and each January 1st thereafter, the terms of this Agreement shall automatically be extended for one additional year unless at least thirty (30) days prior to such January 1st date, the Company shall have given notice that it does not wish to extend this Agreement. In the event of a change in control, as referred to in Section 2 of this Agreement, your rights thereafter under this Agreement shall become permanent, are not terminable, and cannot be affected by any corporate action without your consent, except as is provided for in Section 3 of this Agreement with respect to death or normal retirement, termination by the Company for cause, or your disability.
         2.      CHANGE IN CONTROL.        No benefits shall be payable
hereunder unless there shall have been a change in control of the Company, as set forth below, and your employment by the Company shall thereafter have been terminated in accordance with Section 3 below. For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided that, without





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limitation, such a change in control shall be deemed to have occurred if (i)
any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Board") cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period.
         3.      TERMINATION FOLLOWING CHANGE IN CONTROL.   If any of the
events described in Section 2 hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in
Section 4 hereof upon the subsequent termination of your employment unless such termination is (a) because of your death or retirement, (b) by the Company for cause or disability, or (c) by you other than for good reason.
         (i)     DISABILITY; RETIREMENT.
                 (A) If, as a result of your incapacity due to physical or mental illness, you have been absent from your duties with the Company on a full-time basis for 180 consecutive days, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your





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duties, the Company may terminate this Agreement for "disability."
                 (B) Termination by the Company or by you of your employment based on "retirement" shall mean termination in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.
         (ii)    CAUSE.   The Company may terminate your employment for cause.
For the purposes of this Agreement, the Company shall have "cause" to terminate your employment hereunder upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at





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a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in good faith opinion of the Board you were guilty of conduct set forth in clauses (A) or (B) of the first sentence of this paragraph and specifying the particulars thereof in detail.
         (iii)   GOOD REASON.     You may terminate your employment for good
reason.  For purposes of this Agreement "good reason" shall mean:
                 (A) without your express written consent, the assignment to you of any duties inconsistent with your positions, duties, responsibilities and status with the Company immediately prior to a change in control, or a change in your reporting responsibilities, titles or offices as in effect immediately prior to a change in control, or any removal of you from or any failure to re-elect you to any of such positions, except in connection with the termination of your employment for cause, disability or retirement, or as a result of your death, or by you other than for good reason;
                 (B) a reduction by the Company in your base salary as in effect on the date hereof or as the same may be increased from time to time; or the failure by the Company to increase such base salary each year after 1988 by an amount which at least equals, on a percentage basis, the mean average percentage increase in base salary for all officers of the Company during the two full calendar years immediately preceding a change in control of the Company (the





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"annual salary adjustment");
                 (C) The Company's requiring you to be based anywhere other than the executive offices in Saginaw County, Michigan, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations, or, in the event you consent to a relocation of your place of employment, the failure by the Company to pay (or reimburse you for) all reasonable moving expenses incurred by you relating to a change of your principle residence in connection with such relocation and to indemnify you against any loss (defined as the difference between the actual sales price of such residence and the higher of (a) your aggregate investment in such residence or (b) the fair market value of such residence as determined by a real estate appraiser designated by you and reasonably satisfactory to the Company) realized in the sale of your principal residence in connection with any such change of residence;
                 (D) the failure of the Company to continue in effect any benefit or compensation plan, pension plan, life insurance plan, health-and-accident plan, 401(k) plan, Employee Stock Ownership Plan, Supplemental Employee Retirement Plan, and Deferred Compensation Plan for Key Employees, or disability plan in which you are participating at the time of a change in control of the Company (or plans providing you with substantially similar benefits), the taking of any action by the Company which would adversely affect your participating in or materially reduce your benefits under any of such plans or deprive you of a material





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fringe benefit enjoyed by you at the time of the change in control, or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect on the date hereof;
                 (E) the failure of the Company to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in paragraph 5 hereof; or
                 (F) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph (iv) below (and, if applicable, subparagraph (ii) above); and for purposes of this Agreement, no such purported termination shall be effective.
         (iv)    NOTICE OF TERMINATION.    Any termination by the Company
pursuant to subparagraphs (i) or (ii) above or by you pursuant to subparagraph
(iii) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
         (v)     DATE OF TERMINATION.      "Date of Termination" shall mean (A)
if this Agreement is terminated for disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time





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basis during such thirty (30) day period), (B) if your employment is terminated pursuant to subparagraph (iii) above, the date specified in the Notice of Termination, and (C) if your employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty
(30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a Court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).
         4.      COMPENSATION UPON TERMINATION OR DURING DISABILITY
         (i) During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and any other compensation then payable to you until this Agreement is terminated pursuant to paragraph 3(i) hereof. Thereafter, your benefits shall be determined in accordance with the Company's disability plan then in effect.
         (ii) If your employment shall be terminated for cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligation to you under this Agreement.





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         (iii)   If the Company shall terminate your employment other than
pursuant to paragraph 3(i) or 3(ii) hereof or if you shall terminate your employment for good reason, then the Company shall pay to you as severance pay in a lump sum on the fifth day following the Date of Termination, the following amounts:
                 (A) your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;
                 (B) in lieu of any further salary payments to you for periods subsequent to the Date of Termination an amount equal to the product of
2.99 times your average annual compensation paid by the Company and included in your gross income for federal income tax purposes for the most recent 5 taxable years ending before the date on which a change in control occurs (or such portion of such period during which you performed personal services for the Company, if less than 5 years); such amount shall be less than the amount defined as a parachute payment by 280G(b)(2) of the Internal Revenue Code of 1986;
                 (C) the Company shall pay other damages to which you may be entitled as a result of the Company's termination of your employment under this Agreement, including damages for any and all loss of benefits to you under the Company's employee benefit plans which you would have received if the Company had not breached this Agreement and had your employment continued for the full term provided in this Agreement (including specifically but without limitation the benefits which you would have been entitled to





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receive pursuant to the Company's Pension Plan had your employment continued
for the full term provided herein at the rate of compensation specified herein), and including all legal fees and expenses incurred by you as a result of such termination.
         (iv) Unless you are terminated for cause, the Company shall maintain in full force and effect for the continued benefit of you for three years after the Date of Termination, the equivalent of all employee benefit plans and programs or arrangements in which you were entitled to participate immediately prior to the Date of Termination provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs.
         (v) Upon your termination for any reason, the Company shall enable you to purchase the automobile, if any, which the Company was providing for your use at the time Notice of Termination was given at the wholesale value of such automobile at such time.
         (vi) You shall not be required to mitigate the amount of any payment provided for in this paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this paragraph 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.





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         5.      SUCCESSORS:  BINDING AGREEMENT
         (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession has taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for good reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
         (ii) This Agreement shall insure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such





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amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your designee or, if there be no such designee, to your estate.
         6. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
         7.      MISCELLANEOUS.   No provisions of this Agreement may be
modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any time prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter





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hereof have been made by either party which are not set forth expressly in this
Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia.
         8.      VALIDITY.        The invalidity or unenforceability of any
provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.
         If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this Matter.

                                           Sincerely,

                                           SAVANNAH FOODS & INDUSTRIES, INC.


                                           By: /s/ William W. Sprague, III
                                              -------------------------------------
                                              William W. Sprague, III
                                              President and Chief Executive Officer

Agreed to this 24th day
of May, 1995.

/s/ D.L.H. Roche
-----------------
Employee
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